Exhibit 99.1

October 27, 2014

Franklin Financial earnings increase 10% in 3rd quarter; up 28% for year

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $2,410,000 for the quarter ended September 30, 2014. When compared to earnings of $2,185,000 for the third quarter of 2013, net income increased by 10.3%. Net income for the first nine months of 2014 was $6,555,000 compared with $5,091,000 for the same period in 2013, an increase of 28.8%.

On a per share basis, diluted earnings were $.57 for the quarter ended September 30, 2014 and $1.56 for the first nine months of 2014, compared to $.53 and $1.23 for the same periods in 2013.

“The local economy appears to have steadied,” commented William E. Snell, Jr., President and CEO. “Consumer and small business borrowings showed slight growth as unemployment and consumer confidence improves. Like many of our community bank brethren, we have experienced improved loan quality while being challenged by increased costs from additional regulation and margin compression from the low interest rate environment.”

Total assets at September 30, 2014 were $1.023 billion, an increase of 1.9% when compared with total assets of $1.003 billion at September 30, 2013.  Net loans grew 1.8% from totals a year earlier to $721.7 million, while total deposits and repurchase agreements were up 1.2% to $900.4 million. The market value of trust assets under management was $594.0 million on September 30, 2014, representing a 5.9% increase from a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and southern Huntingdon counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Mechanicsburg, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the OTCQX® marketplace under the symbol FRAF (OTCQX: FRAF).